News Release

Greensteam Demonstration Plant Operations Temporarily Suspended

San Diego, Ca – Sept 8, 2011 – Global Green Solutions Inc. (GGRN: OTCQB) has temporarily suspended operation of its GreensteamTM demonstration plant while it restructures financing and operations. The company had planned to commence the Aera Energy LLC-specified performance test by mid-August. At the end of August, the plant was successfully operating on biomass fuel and had met all performance targets with the exception of emissions. While emissions optimization was clearly progressing, the emissions performance targets that needed to be met prior to starting the test had not yet been achieved.

"We remain very optimistic about Greensteam's promise" said Craig Harting, COO of Global Green Solutions, Inc. "That being said, we are obviously disappointed we didn't start the test as planned. We are using this opportunity to evaluate each aspect of the project including technical plan, staffing, overhead and funding approach. Our objective is to re-start operations as soon as that evaluation is completed, the results of the evaluation have been implemented, and new funding has been put in place.

Greensteam is a proprietary, highly efficient advanced combustion process designed to produce renewable energy from biomass with minimal air pollution. Aera Energy LLC is one of California's largest oil and gas producers. The demonstration plant is located in Aera's Belridge oilfield, near Bakersfield, California. The demonstration plant has successfully achieved full steam generation capacity of approximately 5.8 MW (thermal), operating exclusively on woody agricultural biomass fuel with the steam supplied to Aera for its enhanced oil recovery operations.

Global Green Solutions Inc. www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for biomass-derived renewable energy generation. Global Green Solutions Inc. is a U.S. public traded company (GGRN: OTCQB, CUSIP 37947A), with offices in San Diego, Vancouver, Edinburgh, and Bakersfield, CA.

Global Green Solutions Investor Relations
Halsey Johnston, Global Green Solutions,
+1 604.638.4909 (direct)
+1 866.408.0153 (toll free)
haljohnston@globalgreensolutionsinc.com

LEGAL NOTICE REGARDING FORWARD LOOKING INFORMATION

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Such forward-looking statements in this release include, the expectation and/or claim, as applicable, that: sufficient funds will be raised to enable the company to restart and complete demonstration plant performance testing. Although Global Green Solutions Inc. (the "Company") believes that the expectations reflected by the forward-looking statements presented in this release are reasonable, the Company's actual results could differ materially from those in such forward-looking statements due to a number of factors and uncertainties. Factors that could cause actual results to differ materially include: our process technology may not perform as expected; we may be unable to retain key employees whose knowledge is essential to the development of our process technology, and we may not be able to raise additional funding sufficient to restart and complete the demonstration plant performance testing. Except as required by applicable securities laws, the Company disclaims any intention or obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers should also refer to the Company's periodic reports and other filings filed from time to time with the Securities and Exchange Commission, which are available at www.sec.gov for additional discussion of risks and uncertainties relating to the Company and its business.